February 11, 1999




Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC  20549

Gentlemen:

I have read the statements made by United States Antimony Corporation (copy attached), which I understand will be filed with the Commission, pursuant to
Item 4 of Form 8-K, as part of the Company's Form 8-K report as of February 11, 1999. I agree with the statements concerning my Firm in such Form 8-K.

               Very truly yours,

               /s/Jeffrey R. Maichel, CPA


Enclosure